Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 333-234187 and 333-207629) on Form S-3, and the Registration Statements (No. 333-253537 and 333- 191519) on Form S-8 of RE/MAX Holdings, Inc. of our report dated May 26, 2021 on the consolidated financial statements of RE/MAX Ontario-Atlantic Canada Inc., which comprise the consolidated balance sheets as of October 31, 2020 and October 31, 2019, the consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended, and the related notes (collectively the “consolidated financial statements") which is included in the Current Report on Form 8-K of RE/MAX Holdings, Inc. dated October 6, 2021.

/s/ KPMG LLP

Toronto, Canada
October 6, 2021